Exhibit 23

                        CONSENT OF WOLF & COMPANY, P.C.

We consent to incorporation by reference in the Registration Statements (No. 333-87729) and (No. 333-84776) on Forms S-8 of Artificial Life, Inc. of our report dated March 29, 2002, on the consolidated balance sheets of Artificial Life, Inc. as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Artificial Life, Inc.

Wolf & Company, P.C.
Boston, Massachusetts
March 29, 2002